Exhibit 10.1

Execution Copy

LOAN AGREEMENT

LOAN AGREEMENT, dated as of February 11, 2016 (as amended, supplemented or otherwise modified, this “Agreement”) is made between American Realty Capital Hospitality Trust, Inc., a Maryland corporation (the “Borrower”) and Summit Hotel OP, LP (the “Lender”).

WHEREAS, the Lender has made an advance as of the date hereof to the Borrower in an aggregate original principal amount of $27,500,000 (the “Loan”);

WHEREAS, for good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto shall become obligated under this Agreement.

THEREFORE, the parties hereto agree as set forth herein.

1.                  Use of Proceeds. The proceeds of the Loan made by the Lender on the date hereof will be applied by the Borrower as follows: (i) an amount equal to $20,000,000 (the “Summit III Advance”) shall be applied toward the payment of a portion of the purchase price under that certain Real Estate Purchase and Sale Agreement, dated June 2, 2015, by and among American Realty Capital Hospitality Portfolio SMT, LLC, as Purchaser, the Sellers party thereto, and Summit Hotel OP, LP, in its capacity as Seller Representative for the Sellers (as amended, supplemented or otherwise modified, the “Summit III Purchase Agreement”), and (ii) the remaining amount equal to $7,500,000 (the “Summit II Advance”) shall be applied toward the deposit to be made pursuant to that certain letter agreement dated the date hereof between American Realty Capital Hospitality Portfolio SMT ALT, LLC and Summit Hotel OP, LP and each of the Sellers identified therein, reinstating that certain Real Estate Purchase and Sale Agreement, dated June 2, 2015, by and among American Realty Capital Hospitality Portfolio SMT, LLC, as Original Purchaser, the Sellers party thereto, and Summit Hotel OP, LP, in its capacity as Seller Representative for the Sellers (as amended, supplemented or otherwise modified, the “Summit II Purchase Agreement”).

2.                  Repayment of Principal. The entire principal amount of the Loan, and any accrued and unpaid interest, shall be due and payable on February 11, 2017 (such date, as it may be extended pursuant to section 3 below, the “Maturity Date”). The Borrower shall repay a portion of the principal amount of the Loan in an aggregate amount equal to $5,000,000, to be paid in installments of $1,000,000 on the last day of each of May, June, July, August and September 2016 (the “Amortization Payments”). The Loan may be prepaid in whole or in part at any time, without payment of any penalty or premium.

3.                  Extension of Maturity Date. The Maturity Date may be extended at the option of the Borrower as follows:

(a)                At least thirty (30) days but not more than ninety (90) days prior to the initial Maturity Date (the “First Extension Notice Period”), the Borrower, by written notice to the Lender, may request a one-year extension of the initial Maturity Date (the “First Extension”). The initial Maturity Date shall be extended to February 11, 2018 (the “First Extended Maturity Date”) upon (i) the payment in cash on or prior to the initial Maturity Date of the portion of accrued interest that would otherwise be paid in kind under section 4(a)(ii) and (ii) the delivery by the Borrower to the Lender, at any time during the First Extension Notice Period or otherwise on or prior to the initial Maturity Date, of a certificate signed by an officer of the Borrower stating that no Event of Default has occurred and is continuing or would result from such extension.

(b)               At least thirty (30) days but not more than ninety (90) days prior to the First Extended Maturity Date, if applicable (the “Second Extension Notice Period”), the Borrower, by written notice to the Lender, may request a second one-year extension of the Maturity Date (the “Second Extension”). The Maturity Date shall be extended to February 11, 2019 (the “Second Extended Maturity Date”) upon (i) the payment in cash on or prior to the First Extended Maturity Date of the portion of accrued interest that would otherwise be paid in kind under section 4(b)(ii) and (ii) the delivery by the Borrower to the Lender, at any time during the Second Extension Notice Period or otherwise on or prior to the First Extended Maturity Date, if applicable, of a certificate signed by an officer of the Borrower stating that no Event of Default has occurred and is continuing or would result from such extension.

(c)                As of the date of any applicable extension pursuant to this section 3, unless otherwise specified, any and all references in the Loan to the “Maturity Date” shall refer to the Maturity Date as so extended.

4.                  Interest on Unpaid Principal Balance. Interest payments shall be made as set forth in this Section 4 and interest shall accrue on the unpaid principal amount of the Loan at a rate of:

(a)                from the date of the Loan to the initial Maturity Date, thirteen percent (13.0%) per annum (the “Basic Interest Rate”) until the principal amount has been paid in full and the Loan has been fully satisfied on the initial Maturity Date (or such earlier date upon which the entire principal amount of the Loan and all interest thereon has been paid in full), of which (i) a portion of the Basic Interest Rate equal to nine percent (9.0%) per annum shall be paid in cash on the last day of each calendar month commencing with February 29, 2016 (each such date, an “Interest Payment Date”) and (ii) the remaining portion of the Basic Interest Rate equal to four percent (4.0%) per annum, compounded monthly on each Interest Payment Date during such period, together with any incremental amount of accrued interest to the extent interest accrues at the Default Interest Rate, shall be paid in kind and added to the principal amount of the Loan then outstanding on the initial Maturity Date, unless otherwise paid in cash on or prior to such date;

(b)               if the First Extension occurs, from the initial Maturity Date to the First Extension Maturity Date, fourteen percent (14.0%) per annum until the principal amount has been paid in full and the Loan has been fully satisfied on the First Extension Maturity Date (or such earlier date upon which the entire principal amount of the Loan and all interest thereon has been paid in full), of which (i) a portion of the Basic Interest Rate equal to nine percent (9.0%) per annum shall be paid in cash on each Interest Payment Date and (ii) a portion of the Basic Interest Rate equal to five percent (5.0%) per annum, compounded monthly on each Interest Payment Date during such period, together with any incremental amount of accrued interest to the extent interest accrues at the Default Interest Rate, shall be paid in kind and added to the principal amount of the Loan then outstanding on the First Extension Maturity Date, unless otherwise paid in cash on or prior to such date; and

(c)                if the Second Extension occurs, from the First Extension Maturity Date to the Second Extension Maturity Date, fifteen percent (15.0%) per annum until the principal amount has been paid in full and the Loan has been fully satisfied on the Second Extension Maturity Date (or such earlier date upon which the entire principal amount of the Loan and all interest thereon has been paid in full), of which (i) a portion of the Basic Interest Rate equal to nine percent (9.0%) per annum shall be paid in cash on each Interest Payment Date and (ii) a portion of the Basic Interest Rate equal to six percent (6.0%) per annum, compounded monthly on each Interest Payment Date during such period, together with any incremental amount of accrued interest to the extent interest accrues at the Default Interest Rate, shall be paid in kind and added to the principal amount of the Loan then outstanding on the Second Extension Maturity Date, unless otherwise paid in cash on or prior to such date.

Following any increase in the outstanding principal amount of the Loan as a result of a payment in kind under section 4(a)(ii), 4(b)(ii) or 4(c)(ii), the Loan will bear interest on such increased principal amount from and after the date of such payment in kind. Interest shall be computed on the basis of a 365-day (or 366-day, as applicable) year, counting the actual number of days elapsed. The Borrower and the Lender hereby agree to the interest and amortization payment schedule attached hereto as Annex A, subject to any periodic prepayments that may be paid hereunder by the Borrower.

5.                  Default Interest. Notwithstanding the above, upon the occurrence of an Event of Default under the Loan, the Loan shall immediately and automatically begin to bear interest at the applicable rate pursuant to section 4 above, plus two percent (2.0%) (such rate, the “Default Interest Rate”), until such Event of Default is cured or waived in writing by Lender.

6.                  Payments. All payments of principal and interest on the Loan that are to be paid in cash shall be paid to Lender in immediately available funds, to such account as Lender may specify in writing. All payments made by the Borrower hereunder shall be applied first to all costs incurred by Lender which are to be reimbursed or otherwise paid by the Borrower pursuant to the terms hereof, second to interest accrued through the date of such payment, and then in satisfaction of outstanding principal. In each case unless otherwise directed by the Borrower, all principal payments shall be applied in direct order of amortization and maturity. If all or any portion of the principal and interest owed pursuant to the Loan is due and payable on a day that is not a Business Day, such time for payment shall be extended to the next succeeding Business Day. “Business Day” means a day on which banks are not required or authorized by law to close in New York City.

7.                  Optional Notes. The Lender may request that the Loan be evidenced by up to two promissory notes. In such event, the Borrower shall prepare, execute and deliver to the Lender a promissory note payable to the Lender and in customary form reasonably acceptable to the Lender. Thereafter, the portion of the Loan evidenced by such promissory note(s) and interest thereon shall at all times (including after assignment pursuant to Section 17) be represented by promissory notes in such form payable to the payee(s) named therein. Upon satisfaction in full of the outstanding principal amount of the Loan, interest thereon and any other amounts due hereunder, the Lender will promptly return all promissory notes to the Borrower for cancellation.

8.                  Special Distributions; Security Interest. (a) To secure the payment of the Amortization Payments, the Borrower agrees to cause 100% of monthly TRS rent payments for each of the hotel properties listed on Annex B hereto (the “Subject Assets”) (or in the case of joint venture assets the allocable portion of periodic cash distributions), net of any FF&E reserves, lease payments to the Georgia Tech Foundation and debt service for Courtyard Providence and Courtyard Baltimore, as and to the extent made available for distribution to the Borrower (and subject to any limitations on such distributions imposed on the owners of the Subject Assets), to be distributed or otherwise paid to the Borrower and upon receipt thereof by the Borrower, to be deposited to a separate account at Wells Fargo Bank, N.A. (or another financial institution of national reputation designated by Borrower) (the “Account Bank”) identified to the Lender in writing (the “Subject Account”). The Borrower hereby grants to Lender a continuing security interest in all of its right, title and interest in and to the Subject Account and all sums now or hereafter on deposit in or payable or withdrawable from the Subject Account, including, if applicable, all financial assets, security entitlements, investment property, and other property and the proceeds thereof now or at any time hereafter held in the Subject Account (the “Subject Account Collateral”). On or about the date hereof the Borrower, the Lender and Wells Fargo Bank, N.A. shall enter into a customary control agreement with respect to the Subject Account. If during the Subject Account Period (as defined below) the Account Bank resigns or is redesignated by the Borrower, the Borrower and the Lender agree to use commercially reasonable efforts to enter into a replacement control agreement with a replacement Account Bank. The Borrower will retain the ability to use all funds in the Subject Account and exclusive and unrestricted access to the Subject Account and the Subject Account Collateral unless an Event of Default has occurred and is continuing, during which time Lender may notify the Account Bank that the Borrower no longer has use of or access to the Subject Account and the Subject Account Collateral and that the Lender shall have exclusive use of and access for so long as such Event of Default continues and may direct the disposition of the Subject Account Collateral without further consent by the Borrower or any other person. The Lender will retain its security interest on the Subject Account Collateral from the date hereof until the Amortization Payments have been satisfied in full in accordance with the terms hereof (the “Subject Account Period”), at which time the security interest granted herein shall terminate automatically and without further action, the Lender will have no further rights in respect of the Subject Account Collateral, and the Lender will promptly terminate the control agreement with the Account Bank.

The Borrower and Lender agree that the provisions of this Section 8 create a valid security interest in the Subject Account Collateral.

During the Subject Account Period, the Borrower shall take all such actions as are reasonably necessary to enable Lender to have electronic access to the Borrower’s treasury reporting of the Subject Account, and shall, upon reasonable request of Lender, provide copies of all Subject Account statements to Lender within fifteen (15) days of receipt of the same by the Borrower, or, if the Borrower does not receive paper copies of the statements, then within fifteen (15) days of the Borrower having electronic access to such information.

9.                  Restriction on Hotel Acquisitions. Prior to the closing of the acquisitions under the Summit II Purchase Agreement or the earlier termination or expiration thereof, the Borrower hereby agrees that it shall not, and it shall cause its subsidiaries not to, acquire any hotel properties other than from the Lender or its affiliates, without the consent of the Lender.

10.              Authority. The Borrower is a corporation duly organized and validly existing under the laws of the state of its formation. The Borrower is authorized to do business and is in good standing in all other states and jurisdictions where the ownership of property or the nature of the business transacted by it, makes such qualification necessary, except where the failure to be so authorized would not reasonably be expected to result in a material adverse effect on the business, assets or financial condition of the Borrower and its subsidiaries, taken as a whole (a “Material Adverse Effect”). The Borrower has all requisite power and authority to execute and deliver this Agreement and each document attached hereto as an exhibit, the control agreement for the Subject Account, any promissory note or other document related hereto (collectively, the “Loan Documents”) and to perform its obligations under such Loan Documents and to own its property and carry on its business. The Loan Documents to which the Borrower is party on the date hereof have been duly authorized by all requisite corporate action on the part of the Borrower and duly executed and delivered by authorized officers of the Borrower. Each of the Loan Documents to which the Borrower is a party on the date hereof constitutes a valid obligation of the Borrower, legally binding upon and enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

11.              Actions Pending. There is no action, suit, investigation or proceeding pending or, to the actual knowledge of the Borrower, threatened in writing against the Borrower, or any properties, assets or rights of the Borrower, by or before any court, arbitrator or administrative or governmental body that would reasonably be expected to result in a Material Adverse Effect if resulting in a decision not in favor of the Borrower.

12.              Conflicts. Neither the execution nor delivery of this Agreement, nor performance of the Borrower’s obligations under this Agreement in accordance with its terms, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any lien upon any properties or assets of Borrower (other than the liens created under the Loan Documents), the charters or by-laws or other organizational documents of Borrower or, except to the extent it would not reasonably be expected to result in a Material Adverse Effect, any award of any arbitrator or any agreement, instrument, order, judgment, decree, statute, law, rule or regulation to which the Borrower, or any properties or assets of Borrower is subject.

13.              Public Filings. Since the date of its most recently filed quarterly report on Form 10-Q, Borrower is not aware of any circumstance or event which has occurred that has not been previously disclosed in the Borrower’s public filings or otherwise disclosed to the Lender and that would be reasonably likely to result in a Material Adverse Effect or a material adverse effect on its ability to repay the loan evidenced by this Agreement.

14.              Right of First Refusal. The Borrower agrees to use commercially reasonable efforts, for a period not to exceed sixty days following the date hereof, to obtain any necessary consents from financing sources of the Borrower or any of its subsidiaries and affiliates (the “Property Financing Sources”) to permit the Borrower to enter into an agreement with the Lender substantially in the form attached as Annex C hereto, with any modifications that the Property Financing Sources may require as a condition to their consent (the “Right of First Refusal Agreement”). If the Borrower and its subsidiaries and affiliates receive all necessary consents from the Property Financing Sources, the Borrower and the Lender will promptly execute and deliver the Right of First Refusal Agreement. If the Borrower is unable after use of such commercially reasonable efforts to obtain all such necessary consents, the Borrower shall be deemed to have fulfilled its obligations under this section and Borrower’s obligations under this section shall cease. It is understood and agreed that neither the Borrower nor any of its subsidiaries or affiliates shall be required to pay any consent or similar fee other than a reasonable processing fee, or suffer any materially adverse modifications to its existing or future financing agreements, in order to satisfy the Borrower’s obligation hereunder to use commercially reasonable efforts to obtain such consents.

15.              Default and Acceleration. The occurrence of any of the following shall constitute an event of default under this Agreement (each an “Event of Default”):

(a)                the Borrower fails to make any payment of principal when due and payable under this Agreement or fails to make any payment of interest within 5 Business Days of when such payment is due and payable under this Agreement;

(b)               the Borrower otherwise defaults in the performance or compliance with the provisions of this Agreement and such default continues for thirty (30) days after the Borrower receives written notice of such default from Lender;

(c)                Borrower’s failure to maintain its status as a real estate investment trust;

(d)               if an Event of Default as defined in either (i) the Amended and Restated Term Loan Agreement, dated as of October 15, 2015 among American Realty Capital Hospitality Portfolio SMT, LLC, a Delaware limited liability company, American Realty Capital Hospitality Portfolio WSC, LLC, a Delaware limited liability company, and American Realty Capital Hospitality Portfolio NBL, LLC, a Delaware limited liability company, any additional borrowers party thereto, the guarantors defined therein, the initial lenders named therein, and Deutsche Bank AG New York Branch, as administrative agent with Deutsche Bank Securities Inc. and BMO Capital Markets, as joint lead arrangers and joint book-running managers and with Bank of Montreal as syndication agent, or (ii) solely during the Subject Account Period, the Loan Agreement dated March 21, 2014, by and among ARC Hospitality Baltimore, LLC, a Delaware limited liability company, ARC Hospitality Providence, LLC, a Delaware limited liability company, operating lessees, as defined therein, and German American Capital Corporation as lender, in either case occurs and remains continuing;

(e)                any proceeding shall be instituted by or against the Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidating, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested in good faith, such proceeding shall remain undismissed or unstayed for a period of sixty (60) days, or the court in such proceeding shall have entered a decree or order granting the relief sought in such proceeding (an “Insolvency Event of Default”);

(f)                the Borrower dissolves or is dissolved, or ceases business operations; or

(g)               The Borrower defaults in any payment obligations pursuant to (i) the Mandatory Redemption Guaranty dated as of February 27, 2015, by American Realty Capital Hospitality Operating Partnership, L.P., a Delaware limited partnership (the “OP”), the Borrower, and the other guarantors defined therein, for the benefit of W2007 Equity Inns Senior Mezz, LLC, a Delaware limited liability company (the “Class A Mezz Member”), (ii) the Bad Boy Guaranty dated as of February 27, 2015, by the OP, the Borrower, and the other guarantors defined therein, for the benefit of the Class A Mezz Member; (iii) the Mandatory Redemption Guaranty dated as of February 27, 2015, by the OP, the Borrower, and the other guarantors defined therein, for the benefit of W2007 Equity Inns Partnership, L.P. and W2007 Equity Inns Trust (collectively, the “Class A Member”) or (iv) the Bad Boy Guaranty dated as of February 27, 2015 by the OP, the Borrower, and the other guarantors defined therein, for the benefit of the Class A Member.

Upon an Event of Default, other than an Insolvency Event of Default, then the unpaid balance of the Loan shall, at the option of Lender, mature and then become immediately payable. The unpaid balance hereunder shall automatically mature and become immediately payable in the case of an Insolvency Event of Default. Any election to accelerate the outstanding balance of the Loan shall not preclude any other rights or remedies that Lender may have at law or equity, and the non-exercise of such right to accelerate the outstanding balance of the Loan, as set forth above, shall not constitute a waiver or the right to do so at any future time or for any other Event of Default.

16.              Costs and Expenses. Borrower shall pay on demand all of the reasonable costs and expenses (including reasonable attorneys’ fees and disbursements of external counsel to Lender) which Lender incurs in connection with the preparation, negotiation and collection and enforcement of this Agreement.

17.              Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not assign any of its rights hereunder without the written consent of the Lender, which may be withheld in Lender’s sole discretion. The Lender shall be permitted to assign any of its rights hereunder without the written consent of the Borrower; provided that the Lender shall not be permitted to make any such assignment to the Borrower’s competitors as listed in Annex D or any of their respective affiliates, except in connection with a merger, consolidation, or sale of all or substantially all the assets of the Lender with or to any such person.

18.              Complete Agreement. This Agreement (together with any notes provided hereunder) embodies the complete agreement and understanding among the parties, and supersedes and preempts any prior understanding, agreements or representation by or among the parties, written or oral, which relate to the subject matter hereof.

19.              Amendment; Waiver. The provisions of this Agreement (and any notes provide hereunder) may be amended, modified or waived only with the prior written consent of the Borrower and Lender, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provision of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

20.              No Accord and Satisfaction. No marking of “paid in full” or similar language on any check or other form of payment shall be deemed to cause an accord and satisfaction of this Agreement if such payment is cashed or otherwise collected by Lender.

21.              Governing Law. This Agreement and the Loan shall be governed and interpreted in accordance with the laws of the State of New York.

22.              Submission to Jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement and the Loan, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in this Section. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

23.              Excess Interest. If interest payable under this Agreement is in excess of the maximum permitted by law, then the interest chargeable hereunder shall be reduced to the maximum amount permitted by law and any excess over the maximum amount permitted by law shall be credited to the principal amount of the Loan and applied to the same and not to the payment of interest.

24.              WAIVER OF JURY TRIAL. EACH OF THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

25.              Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement or the Loan must be in writing and shall be and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be (i) personally delivered, (ii) delivered by express mail, Federal Express or other comparable overnight courier service, (iii) telecopied, with telephone confirmation within one Business Day or (iv) mailed to the party to which the notice, demand or request is being made by certified or registered mail, postage prepaid, return receipt requested, as follows (unless another address has been previously specified in writing):

Notices to Borrower:

American Realty Capital Hospitality Trust, Inc.

405 Park Avenue

New York, NY 10022

Attn: Jonathan P. Mehlman

Facsimile No.: (212) 421-5799

Telephone No.: (646) 626-8857

with a copy to:

Proskauer Rose LLP

11 Times Square

New York, NY 10036

Attn: Steven L. Lichtenfeld, Esq. and Jeffrey A. Horwitz, Esq.

Facsimile No.: (212) 969-2900

Telephone No.: (212) 969-3229; (212) 969-3735

Notices to the Lender:

Summit Hotel OP, LP

c/o Summit Hotel Properties, Inc.

12600 Hill Country Boulevard, Suite R-100

Austin, TX 78738

Attn: Chris Eng, Senior Vice President, General Counsel & Chief Risk

Officer

Facsimile No.: (512) 538-2333

Telephone No.: (512) 538-2307

with a copy to:

Hagen, Wilka & Archer, LLP

600 South Main Avenue, Suite 102

Sioux Falls, SD 57104

Attn: Jennifer L. Larsen, Esq.

Facsimile No.: (605) 334-4814

Telephone No.: (605) 334-0005

IN WITNESS WHEREOF, the Borrower has caused this Agreement to be duly executed as of the day and year first above written.

Borrower:

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

By:	/s/ Paul C. Hughes
Name:	Paul C. Hughes
Title:	Authorized Signatory

lENDER:

SUMMIT HOTEL OP, LP
a Delaware limited partnership
By: Summit Hotel GP, LLC,
a Delaware limited liability company
Its: General Partner
By: Summit Hotel Properties, Inc.,
a Maryland corporation
Its: sole member

By:	/s/ Christopher Eng
Name:	Christopher Eng
Title:	Secretary